KATZ MEDIA GROUP, INC.
                          COMPANY STOCK PURCHASE PLAN


1.       General.

         The Katz Media Group, Inc. Company Stock Purchase Plan (the "Plan") offers a convenient and economical way for eligible employees of Katz Media Group, Inc. (the "Company") to commence or increase their ownership of shares of the Company's Common stock. Once employee is enrolled as a participant in the Plan, his payroll deductions will be used to purchase Common Stock on the open market currently the American Stock Exchange under the terms of the Plan. The participant pays no brokerage commissions or service charges for purchases made under the Plan.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

2.       Administration.

         The Plan will be administered by the committee appointed by the Company's Board of Directors to administer the Katz Media Corporation Savings and Profit Sharing Plan (the "Committee"). The Committee also will make purchases of Common Stock as agent for the participants. The Board of Directors has the authority to make changes in the Committee, or to appoint itself to administer the Plan, at any time. Until changed by further notice, any notices or communications to the Committee should be directed to the Chief Financial Officer of the Company.

         If an eligible employee decides to participate in the Plan, the Committee will keep a continuous record of his participation and send him a statement of his account under the Plan for each month in which a purchase of Common Stock for him takes place. The Committee will engage an appropriate third party brokerage firm or money management firm in good standing to hold and act as custodian of shares purchased under the Plan. This will relieve participants of the responsibility for the safekeeping of multiple certificates for shares purchased and protect against loss, theft or destruction of stock certificates. Normally, certificates for shares purchased under the Plan will not be issued to participants. The number of shares credited to a participant's account under the Plan will be shown on his statement of account. However, certificates for any number of whole shares credited to a participant's account under the Plan will be issued to him upon his written request to the Committee, delivered to the Company's address. In addition, any time that more than 50 shares are credited to a participant's account, 50 shares will be credited to the participant's brokerage account. In either case, any remaining shares will continue to be credited to the participant's account. Certificates for fractional share interest will not be issued.

         The Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:







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         o    to interpret the terms and provisions of the Plan;

         o to adopt, amend and repeal such rules, regulations, agreements and instruments for implementing and administering the Plan as the Committee shall deem necessary or advisable; and

         o to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

         All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons who have an interest under the Plan.

3.       Eligibility.

         As of January 1, 1996, the effective date of the Plan, all regular, full-time employees of the Company and of any corporation ("Subsidiary") that, along with the Company, is a member of a controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code), who have been so employed for at least six months, are eligible to participate in the Plan. Thereafter, each employee of the Company or a Subsidiary will become eligible as of the last day of the pay period in which he completes his six months of employment. For these purposes, an employee will receive credit for a month of employment if he works at least ten days in a calendar month, counting vacations and authorized leaves of absence or 80 hours per month, and will receive credit for a year of employment after he completes 12 months of employment, whether or not those months of employment were consecutive.

4.       Election To Participate.

         An eligible employee may join the Plan by completing the Authorization Form provided by the Company and returning it to the Committee. Authorization Forms will be furnished to eligible employees at any time upon request to the Company. An eligible employee may join the Plan at any time.

5.       Payroll Deductions.

         The Authorization Form directs the Company to pay to the Committee the amount withheld from the participant's paycheck. The Authorization Form also directs the Committee to use these payments to purchase shares of Common Stock as described above (paragraph 1).

         After an Authorization Form has been received by the Committee and the authority for the payroll deductions has been noted on the Company's payroll records, the Company will withhold from a participant's paycheck the amount authorized by the participant. The withholding will be made each month from the paycheck for each pay period ending in that month. The amounts withheld from all participants' paychecks will be pooled to buy shares of








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Common Stock on the open market as described above for the accounts of all participants under the Plan on the next "Investment Date" (the first day on which the American Stock Exchange is open of trading in each month).

         The payroll deduction authorizations are effective for an indefinite period of time, until the termination of the Plan. The employee will specify on the Authorization Form the monthly amount to be withheld from his pay. Deductions may be authorized in even multiples of $10.00 from a minimum of $10.00 to a maximum of $200.00 up to 10% of the monthly gross compensation for each employee. No interest will be paid on payroll deduction amounts.

         The amount of a participant's payroll deductions can be revised, changed or terminated by the participant at any time by written notice to the Chief Financial Officer. An Authorization Form should be used for these purposes. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee's request is received by the Committee.

6.       Purchase Price.

         The price of the shares bought with the participant's payroll deductions will be at the market value of the Company's Common Stock at the time the broker executes the purchase as for the Investment Date on which the shares are purchased. If no trading occurs in the Company's Common Stock on the Investment Date, the purchase price will be the average of the high and low prices on the next preceding day on which sales of Common Stock occur on the American Stock Exchange. Any fraction of a cent will be rounded up.

7.       Number of Shares Purchased.

         On each Investment Date, accumulated payroll deductions from all participants will be pooled and used to purchase shares of Common Stock for the accounts of the participants on the applicable stock exchange. The maximum number of whole shares will be purchased. Any payroll deductions remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares on the next Investment Date. Each participant's account will be credited with his pro rata share of the shares purchased and any additional payroll deductions which have been accumulated. The number of shares credited to each participant's account will depend on the amount of the participant's payroll deductions and the price of the shares determined as provided under the heading "Purchase Price".

8.       Fees and Expenses.

         Participants will incur no brokerage commissions or service charges for purchases made under the Plan. Certain charges as described under the heading "Withdrawal" may be incurred upon a participant's withdrawal from the Plan or upon termination of the Plan.












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9.       Withdrawal.

         A participant may withdraw from the Plan at any time.

         To withdraw from the Plan, a participant must notify the Chief Financial Officer in writing of his withdrawal. In the event a participant withdraws, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing participant, or all participants in the case of termination of the Plan, will be delivered by the Committee or its designee and a cash payment will be made for the sales price (less brokerage commission and transfer taxes, if any) of any fractional share interest and any additional payroll deductions credited to the account of the withdrawing participant, or all participants in the case of a termination of the Plan. The Committee may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate. As an alternative to receiving certificates for whole shares, a participant may request the Committee to sell all of the shares held in his account under the Plan. The proceeds from the sale, less any brokerage commissions and any transfer taxes, will be remitted to him. Sale requests may be accumulated and sales transactions, if necessary, will occur in accordance with the Company's policy on insider trading.

         If a request to withdraw is received by the Committee at least five business days prior to any Investment Date, the amount of the participant's payroll deductions which would otherwise have been invested on such Investment Date will be repaid to him as soon as practicable. If a request to withdraw is received by the Committee within five business days prior to any Investment Date, the amount of the payroll deductions scheduled to be invested on such Investment Date will be so invested. In either event, no subsequent payroll deductions will be made from the paychecks of the employee, unless he completes a new Authorization Form providing for such deductions.

10.      Voting and Tendering of Shares.

         Each participant will have authority to direct the Committee or its designee in the manner of voting the number of whole shares held in his account.

         In the event that a tender offer occurs with respect to shares held under the Plan, the Committee shall give each participant the opportunity to direct, on a confidential basis, whether the whole shares held in his account shall be tendered. The Committee shall tender fractional shares as nearly as possible in the same proportion as whole shares.

         Whole shares as to which no direction is received from participants will not be voted or tendered as the case may be.

11.      Cash Dividends.

         Cash dividends paid on shares credited to a participant's account will be paid to the participant as soon as practicable following the dividend payment date.








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12.      Stock Dividends, Stock Splits , or Rights Offering.

         Any shares distributed by the Company as a stock dividend on shares credited to a participant's account under the Plan, or upon any split of such shares, will be credited to his account.

13.      Amendment and Termination.

         The Company may at any time and from time to time suspend, modify or terminate the Plan by action of either the Board of Directors or the Committee (provided that any amendment by the Committee shall be subject to the approval of an executive officer of the Company). Any such suspension, modification or termination shall not affect a participant's right to shares of Common Stock already purchased for him (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to participants their accumulated payroll deductions as soon as practicable.

14.      Reports.

         Each participant will receive a statement of his account for each quarter in which a purchase of Common Stock for his account takes place. Participants will also receive the Annual Report for the Plan, and communications sent to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement. Participants will receive information necessary for reporting income realized by them under the Plan.

15.      Withholding.

         All taxes subject to withholding payable with respect to the amount of each participant's payroll deductions under the Plan will be deducted from the participant's salary and will not reduce the amounts to be paid to the Committee.

16.      Termination of Participation.

         An individual will cease to be a participant in the Plan on the earliest to occur of the following events:

o    the date on which he or she ceases to be eligible to participate under
     Section 3;

o the date on which the individual terminates employment with an employer for any reason other than death; or

o the date on which he or she elects to withdraw from the Plan as provided in Section 9.

         In the event that an individual ceases to be a participant, the withdrawal provisions described in Section 9 shall apply.









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17.      Non-Transferability.

         Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9.

         Any rights with respect to a participant's account and the shares credited to that account existing after the participant dies are exercisable by the participant's designated beneficiary or, if there is no designated beneficiary, by the participant's legal representative.

18.      Use of Funds.

         All deductions received or held by the company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

19.      Participant's Interest in Stock.

         A participant will not have any interest in shares of Common Stock until the date on which such shares are purchased and credited to the participant's account.

20.      No Effect on Employment Rights.

         Nothing in this Plan shall confer on any employee any right to continue in the employ of the Company or its Subsidiaries or limit in any manner or to any extent the right of the Company or its Subsidiaries to terminate the employment of any employee at any time.

21.      Governing Law.

         The Plan and all actions taken under it shall be governed, as to construction and administration by the laws of the State of New York.